Exhibit 99.1

UNIVERSAL TECHNICAL INSTITUTE, INC.

For Immediate Release

Universal Technical Institute, Inc. Announces New Revolving Line of Credit Agreement

with Fifth Third Bank, JPMorganChase, Truist, Citi and PNC

New agreement underscores long-term confidence and commitment by renowned financial institutions in company’s business model and outlook for its North Star Strategy

PHOENIX, August 18, 2026—Universal Technical Institute, Inc. (NYSE: UTI), a national leader in workforce solutions for transportation, skilled trades, healthcare and dental, today announced that it has entered into a new credit agreement with Fifth Third Bank, National Association, as lender and as administrative agent, joint lead arranger and sole bookrunner, JPMorgan Chase Bank, N.A. as lender and joint lead arranger, Truist Bank as lender and Truist Securities, Inc. as joint lead arranger, and Citibank, N.A. and PNC Bank, National Association, as lenders.

The new credit agreement, which refinances and replaces the Company’s existing credit facility with Fifth Third Bank in its entirety, provides for a senior secured revolving credit facility of $200 million (up from $125 million in the existing facility), with a sublimit of $15 million for swingline loans and $75 million for letters of credit (up from $20 million in the existing facility). The new facility also includes capacity for uncommitted incremental facilities, whether in the form of incremental term facilities or an increase to the existing revolving facility, of up to an aggregate amount for all incremental facilities of $75 million. The facility has a five-year term expiring in August 2031.

“This new revolving credit facility is another significant milestone in Universal Technical Institute’s successful financial evolution, and we are very pleased with the terms of the agreement and the incremental partnerships of this bank syndicate,” said Bruce Schuman, EVP, Chief Financial Officer, Universal Technical Institute, Inc. “It underscores the confidence these respected firms have in our company as we execute our North Star Strategy to address America’s labor shortages, and puts at our disposal the expertise and resources of some of the country’s leading financial institutions.”

The company expects to use the revolving credit facility to support both current and future business needs, which may include working capital management and internal initiatives, acquisitions and other activities related to its North Star Strategy of growth, diversification and optimization.

Additional details of the agreement are included in the Company’s 8-K, filed today.

About Universal Technical Institute, Inc.

Founded in 1965, Universal Technical Institute, Inc. (NYSE: UTI) is a national leader in workforce solutions for transportation, skilled trades and healthcare/dental education programs. The company’s industry-aligned programs are offered at 35 campuses nationwide and online under the brands Universal Technical Institute (UTI) and Concorde Career Colleges and include auto/diesel, aviation, welding, HVACR, electrical and energy, allied health, dental, nursing, patient care and diagnostic training. For more information, visit www.uti.edu or www.concorde.edu; LinkedIn at @UniversalTechnicalInstitute and @Concorde Career Colleges; or X at @news_UTI and @ConcordeCareer.

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Media Contact: Susan Aspey, saspey@uti.edu

Investor Contact: Matt Kempton, mkempton@uti.edu